Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 4, 2016 (except for the 2015 Restatement described in Note 1 and the effects thereof, as to which the date is April 27, 2016) with respect to the consolidated financial statements, and our report dated March 4, 2016 (except for the  material weakness discussed in Management’s Report on Internal Control over Financial Reporting, as to which the date is April 27, 2016 ) with respect to internal control over financial reporting, both in the Annual Report of U.S. Concrete, Inc. and Subsidiaries on Form 10‑K/A for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of U.S. Concrete, Inc. and Subsidiaries on Forms S-8 (File Nos. 333-188621 and 333-187989) and on Form S-3 (File No. 333-198829).

/s/ GRANT THORNTON LLP
Dallas, Texas
April 27, 2016